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                                                                   EXHIBIT 8

                              SNELL & WILMER L.L.P
                               ONE ARIZONA CENTER
                           PHOENIX, ARIZONA 85004-0001



                            ___________________, 1996


CyCare Systems, Inc.
7001 North Scottsdale Road
Suite 1000
Scottsdale, Arizona 85253-3644

     Re:  Merger Opinion

Ladies and Gentlemen:

     We have acted as tax counsel to CyCare Systems, Inc., a Delaware corporation ("CyCare"), in connection with the Agreement of Merger dated May 18, 1996 (the "Agreement") by and among CyCare, HBO & Company, a
Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation and wholly-owned subsidiary of Parent ("HBOC-GA"). Pursuant to the Agreement, CyCare will merge with and into HBOC-GA (the "Merger").

     Our opinion regarding certain of the federal income tax consequences of the Merger is required in connection with the filing with the Securities and Exchange Commission of a registration statement (the "Registration Statement") which includes the Joint Proxy Statement-Prospectus relating to the Merger. Our opinion is also required pursuant to Section 7.6 of the Agreement as a condition to the consummation of the Merger.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants,



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representations and warranties contained in the following documents:

     1.   The Agreement.

     2. Representations made by us to CyCare in a letter reproduced as Exhibit A hereto.

     3. Representations made to us by HBOC and HBOC-GA in a letter reproduced as Exhibit B hereto.

     4. Representations made in that certain Continuity of Interest Certificate executed by Jim H. Houtz.

     5. Such other instruments and documents related to the formation, organization, and operation of CyCare, HBOC, and HBOC-GA, and/or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     2.   The Merger will be effective under the laws of Delaware.

     3. At the Effective Time of the Merger, no outstanding indebtedness of CyCare will represent equity for tax purposes and no outstanding equity of CyCare, HBOC, or HBOC-GA will represent indebtedness for tax purposes.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code.

     Assuming that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, the following are among the federal income tax consequences of the Merger:

     a. No gain or loss will be recognized by CyCare as a result of the consummation of the Merger.


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     b.   No gain or loss will be recognized by a CyCare stockholder upon the exchange of shares of CyCare Common Stock for shares of HBOC Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Stock.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the consequences of the Merger as described above, and does not address any other federal or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Further, this opinion does not address the tax consequences of the Merger that may be relevant to particular classes of CyCare stockholders subject to special treatment under the federal income tax laws such as dealers in securities, shareholders subject to the alternative minimum tax, foreign persons, banks and other financial institutions, insurance companies, tax-exempt organizations, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, if any.

     3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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     4.   The opinion set forth herein is intended solely for the purpose of including this opinion as an exhibit to the Registration Statement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                         Yours truly,